Exhibit 10.6

AIR METHODS CORPORATION

2015 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Award Agreement”) is made and entered into as of ____________, between Air Methods Corporation, a Delaware corporation (the “Company”), and ____________ (the “Participant”).

WHEREAS, the Board has adopted, and the stockholders have approved, the 2015 Equity Incentive Plan (the “Plan”), effective as of May 20, 2015, in order to advance the interests of the Company and its Subsidiaries through the motivation, attraction and retention of its employees and consultants (including nonemployee directors);

WHEREAS, the Plan provides for the granting of restricted stock awards to eligible participants as determined by the Compensation and Stock Option Committee (the “Committee”);

WHEREAS, capitalized terms, which are not defined herein, shall have the meaning set forth in the Plan; and

WHEREAS, the Committee has determined that the Participant is a person eligible to receive a grant of restricted stock under the Plan and has determined that it would be in the best interest of the Company to grant the Restricted Shares (as defined herein) provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.	Grant of Restricted Shares.

1.1           The Company has granted to the Participant, on ____________ (the “Grant Date”), ____________ shares of the Company’s common stock, $0.06 par value per share (the “Common Stock”), subject to such conditions as are provided for in the Plan and this Award Agreement (the “Restricted Shares”).

1.2           No Restricted Shares shall vest unless the Company’s fiscal year _____ fully diluted earnings per shares (“EPS”) is equal to or greater than $_____, after taking into account the expensing of officer bonuses under the _____ Executive Short Term Incentive Plan (the “162(m) Performance Goal”).

1.3           If the 162(m) Performance Goal is satisfied, the vesting schedule for the Restricted Shares shall be as follows: the first third will vest on _____; the second third will vest on _____; and the final third will vest on _____ (each such period, a “Vesting Period”). If the 162(m) Performance Goal is not satisfied, all Restricted Shares granted pursuant to this Award Agreement shall be forfeited and cancelled.

1.4           Participant acknowledges receipt of a copy of the Plan, and agrees that this grant of Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Award Agreement.

2.	Rights of Participant.

2.1           Except as provided in Section 2.2, the Participant shall have the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive dividends in accordance with Section 6 hereof, other than those Restricted Shares which have been forfeited pursuant to Section 3.2 hereof.

2.2           Prior to the earlier of either the completion of the applicable Vesting Period or completion of the Accelerated Vesting Period (as defined herein), the Restricted Shares shall not be sold, transferred or otherwise disposed of by the Participant, nor pledged or otherwise hypothecated, nor will the certificates representing the Restricted Shares be released to the Participant until fulfillment of either the applicable Vesting Period or the Accelerated Vesting Period (collectively, the “Transfer Restrictions”).

3.	Lapse of Restrictions.

3.1           The Transfer Restrictions and all other restrictions with respect to the Restricted Shares shall lapse, and such Restricted Shares shall become fully vested on the earlier of the following dates:

(a)          Completion of the applicable Vesting Period, provided that the Participant’s service with the Company and/or any Subsidiary as an Eligible Person is not interrupted or terminated (“Continuous Service”) until completion of the applicable Vesting Period. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or any Subsidiary. The Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence, including sick leave, military leave or any other personal leave; or

(b)          the date (an “Accelerated Vesting Period”) (i) prior to the consummation of a Change in Control as provided in Section 4 hereof; or (ii) the date on which the Committee, in its sole discretion, waives the forfeiture period as a result of (A) the Participant’s termination of Continuous Service due to the Participant’s death, Disability, Retirement, or other event; or (B) a material change in circumstances.

(c)          For purposes of this Award Agreement:

(i)          “Disability”, shall mean the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively the duties and obligations to the Company and/or a Subsidiary performed by such person immediately prior to such disability for a period of at least six (6) months, as determined in the good faith judgment of the Committee.

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(ii)         “Retirement” shall mean a Participant’s retirement from the Company or a Subsidiary (A) on or after attaining the age of 55 and completing at least ten (10) years of service to the Company or any Subsidiary; or (B) on or after attaining the age of 65.

3.2           Upon the termination of the Participant’s Continuous Service prior to completion of each applicable Vesting Period, other than as provided in Section 3.1 above, the Restricted Shares shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company, and neither the Participant nor his or her heirs, executors, administrators or successors shall have any right or interest in the Restricted Shares.

4.            Change in Control. As provided in Section 7.2 of the Plan, if a Change in Control shall be deemed to have occurred, any unvested Restricted Shares held by Participant shall become fully vested if the Administrator (as defined in the Plan) has not made appropriate provisions for the substitution, assumption, exchange or other continuation of the Restricted Shares pursuant to the Change in Control; provided that even if the Administrator has made appropriate provisions for the substitution, assumption, exchange or other continuation of the Restricted Shares pursuant to the Change in Control, any unvested Restricted Shares held by Participant may become fully vested in the discretion of the Administrator.

5.	Escrow and Delivery of Shares.

5.1           Certificates representing the Restricted Shares shall be issued in the name of the Participant but shall be retained by the Company unless and until the Transfer Restrictions lapse.

5.2           Pursuant to Section 3.1 hereof, if the Committee waives, in its sole discretion, the forfeiture period as a result of the Participant’s death, certificates representing the Restricted Shares shall be delivered to the Participant’s estate as soon as practicable following the Company’s receipt of an official death certificate or other evidence of death acceptable to the Company, provided that the Participant’s estate has satisfied all applicable tax withholding requirements with respect to the Restricted Shares.

6.            Dividends. All ordinary cash dividends declared and paid by the Company on Restricted Shares shall be paid by the Company for the account of the Participant.

7.            No Right to Continued Employment. Nothing in this Award Agreement or the Plan shall confer upon the Participant the right to maintain its relationship with the Company or any Subsidiary, whether as an employee or consultant, nor shall it interfere in any way with any right of the Company, or any such Subsidiary, to terminate its relationship with the Participant at any time for any reason whatsoever, with or without cause.

8.            Prohibited Activities.

8.1           During the term of the Participant’s employment and for a period of six months after termination of employment (the “Restricted Period”), the Participant will not:

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(a)          be employed, including as an employee, consultant or otherwise, by any person or entity that is engaged in the business of air medical emergency transport services and systems or the business of helicopter tourism;

(b)          directly or indirectly hire or solicit an employee who is or, at any time during the three months prior to Participant’s termination of employment, was an employee of the Company or any Subsidiary; or

(c)          usurp any corporate opportunity of the Company or otherwise interfere with the relationship between the Company and/or its Subsidiaries and any person or entity with whom the Company and/or a Subsidiary is conducting, proposes to conduct or has during the six months prior to Participant’s termination of employment conducted any business activities.

8.2           The Participant and the Company acknowledge that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by the Company in the event the Participant breaches any of the provisions contained in Section 8.1 (each, a “Prohibited Activity”). The Participant and the Company hereby agree that the reasonable estimate of said damages shall be an amount equal to the amount recognized by the Participant as income (net of taxes withheld) with respect to any Restricted Shares that vested within six months prior to the date of termination of Participant’s employment (the “Clawback Amount”). The right to receive the Clawback Amount shall be the Company’s sole remedy in the event of the occurrence of a Prohibited Activity. The Clawback Amount shall be paid by the Participant within 15 days after occurrence of the Prohibited Activity and may be payable in cash or an equivalent amount of Common Stock, at the option of the Participant.

8.3           In the event the Participant is subject to any other non-competition provisions, which are set forth in an agreement between the Participant and the Company and/or a Subsidiary, including without limitation, an employment agreement and/or a non-competition agreement, the terms of such non-competition provision shall govern and control.

9.           Adjustments Upon Recapitalization. If, by reason of a recapitalization or other change in corporate or capital structure, the Participant shall be entitled to new, additional or different shares of stock or securities of the Company or any successor Company or entity or other property pursuant to Section 7.1 of the Plan, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the Restricted Shares immediately prior to such recapitalization or other change in corporate or capital structure.

10.         Withholding of Taxes. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant’s federal and state tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Stock, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, or (ii) having the Company withhold a portion of the vested Restricted Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes.

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11.         Modification of Award Agreement. Except as set forth in the Plan and in this Award Agreement, this Award Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

12.         Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Award Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

13.         Governing Law. This Award Agreement and all rights arising hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

14.         Successors in Interest. This Award Agreement shall inure to the benefit of and be binding upon any successor to the Company and upon the Participant’s heirs, executors, administrators and successors.

AIR METHODS CORPORATION

By:
Name:
Title:

PARTICIPANT

Name:

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